Exhibit 99.1

Company Contact:

Lawrence L. Spanley, Jr.

Chief Financial Officer

(314) 621-0699

Investor Contact:

Integrated Corporate Relations

Allison Malkin/Jean Fontana

(203) 682-8225/ (203) 682-8272

BAKERS FOOTWEAR ANNOUNCES PRELIMINARY COMPARABLE STORE SALES FOR

THE HOLIDAY PERIOD

Announces Participation in ICR XChange and SG Cowen Consumer Conferences

ST. LOUIS, Mo., January 4, 2007 – Bakers Footwear Group, Inc. (Nasdaq: BKRS), a leading specialty retailer of moderately priced fashion footwear for young women, today announced for the two-month Holiday Sales Period ended December 30, 2006 net sales decreased 7.9% to $45.7 million as compared to $49.6 million for the nine week period ended December 31, 2005. Comparable store sales for the same two-month period decreased 16.1% compared to a 27.2% increase in the comparable period last year.

Commenting on the announcement, Peter Edison, Chairman and Chief Executive Officer of Bakers Footwear Group, said: “Our holiday sales results were disappointing, as we continued to face difficult comparisons in our boot and bootie category, a significant business for us during this time of year. We were pleased with the performance of our non-boot categories and we believe we are taking the additional markdowns necessary to clear out our boot and bootie inventory and end the fourth quarter well positioned for the spring season. Looking ahead, we expect January sales to benefit from the move of New Year’s Eve to this month versus December last year. We are also encouraged about the spring season given the initial positive reaction to our new assortments, which were delivered to warm weather stores in December.”

The Company also indicated that it will be presenting at the Cowen & Company and ICR XChange investor conferences during January 2007. The Cowen & Company 5th Annual Consumer Conference presentation is scheduled for Tuesday, January 9, 2007 at 2:00 pm Eastern Time at The Westin New York at Times Square. The 9th Annual ICR XChange Conference presentation is scheduled for Thursday, January 11, 2007 at 2:25 pm Eastern Time at the St. Regis Monarch Beach Resort & Spa in Dana Point, California. Peter Edison, Chairman and Chief Executive Officer, will host the presentations.

About Bakers Footwear Group, Inc.

Bakers Footwear Group is a national, mall-based, specialty retailer of distinctive footwear and accessories for young women. The Company’s merchandise includes private label and national brand dress, casual and sport shoes, boots, sandals and accessories. The Company currently operates more than 260 stores nationwide under its Bakers and Wild Pair formats. Bakers stores focus on women between the ages of 16 and 35. Wild Pair stores offer fashion-forward footwear to both women and men between the ages of 17 and 29.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS (WITHIN THE MEANING OF SECTION 27(A) OF THE SECURITIES ACT OF 1933 AND SECTION 21(E) OF THE SECURITIES EXCHANGE ACT OF 1934). BAKERS FOOTWEAR HAS NO DUTY TO UPDATE SUCH STATEMENTS. ACTUAL FUTURE EVENTS AND CIRCUMSTANCES COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THIS STATEMENT DUE TO VARIOUS FACTORS. FACTORS THAT COULD CAUSE THESE CONDITIONS NOT TO BE SATISFIED INCLUDE MATERIAL CHANGES IN CAPITAL MARKET CONDITIONS OR IN BAKERS FOOTWEAR’S BUSINESS, PROSPECTS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION AND OTHER RISKS AND UNCERTAINTIES, INCLUDING THOSE DETAILED IN BAKERS FOOTWEAR’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.